UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 6, 2006

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Capitol Landing Road

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On July 6, 2006, MHI Hospitality, L.P., (the “Operating Partnership”) of which MHI Hospitality Corporation (the “Company”) is the general partner, entered into a contract to acquire the 186-room Louisville Ramada Riverfront Inn (the “Hotel”) in Jeffersonville, Indiana for the aggregate purchase price of $7.6 million from Riverfront, Inn, LLC, an Indiana limited liability company (“Seller”). The purchase price includes approximately 3.3 acres of land located in Jeffersonville, Indiana, the hotel improvements located thereon consisting of the Hotel and the attached leased restaurants, all personal property and equipment owned by the Seller and located in or at the Hotel, the inventory of the Hotel as described in the purchase agreement, the operating agreements and such other assets used in connection with the operation of the Hotel.

The purchase price for the assets will be funded from the Company’s line of credit or a 1031 like-kind exchange, or a combination of the two. Following the acquisition, the Company plans to pursue an $8.0 million capital improvement program for the Hotel and to rebrand the Hotel as is consistent with the Company’s repositioning strategy. The closing of the acquisition is subject to various customary closing conditions, including the accuracy of representations and warranties through closing and conditions related to the operation and maintenance of the property.

A copy of the press release announcing the transaction is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release of MHI Hospitality Corporation dated July 6, 2006 announcing agreement to purchase the Louisville Ramada Riverfront Inn.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2006

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Title:	President and Chief Executive Officer

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